EXHIBIT 99.1






NEW RELEASE

               DIME COMMUNITY BANCSHARES, INC. SELLS $25.0 MILLION
                              OF SUBORDINATED NOTES

Brooklyn, New York - April 12, 2000 -- Dime Community Bancshares, Inc. (Nasdaq:DCOM) announced today that it has completed its offering of subordinated notes in the aggregate amount of $25.0 million. The notes issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill & Partners, L.P. assisted Dime Community in the placement of the notes. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes have a fixed rate of interest of 9.25% per annum.

         Dime Community intends to use the net proceeds from the sale of the notes for general corporate purposes, including the payment of dividends on Dime Community's common stock, payment of interest on the notes and repurchase of Dime Community's common stock.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

               Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and seventeen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on the Bank's Internet website at www.dimewill.com.

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Contact: Kenneth A. Ceonzo - First Vice President and Director of Investor
Relations // (718) 782-6200 extension 279